Exhibit 5.1

                            Goodwin, Procter & Hoar
               A Partnership Including Professional Corporations
                               Counsellors at Law
                                 Exchange Place
                        Boston, Massachusetts 02109-2881


                               September 11, 1995



Dynatech Corporation
3 New England Executive Park
Burlington, MA 01803

         Re:  LEGALITY OF SECURITIES

Gentlemen:

         This opinion is delivered in our capacity as counsel to Dynatech Corporation (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 688,096 shares of the Company's common stock, $.20 par value per share (the "Shares").

         We have examined the Articles of Organization of the Company, as amended to the date hereof and on file with the Massachusetts Secretary of State; the Bylaws of the Company; such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; the Registration Statement and the exhibits thereto.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the laws of the Commonwealth of Massachusetts.

         Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,




                              GOODWIN, PROCTER & HOAR